Exhibit 4.10

Tripartite Agreement

on the Comprehensive Assignment of Rights and Obligations

under the Loan Agreement

Party A: He Xiaopeng, Xia Heng

Contact address: Room 102, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou

Party B: Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd.

Contact address: Room 406-175, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou

Party C: Zhao Dawu

Contact address: No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou

Whereas:

On September 10, 2021, Party A and Party B entered into the Loan Agreement (“Original Agreement”). As of the date of signing this Agreement, Party A has not repaid Party B the principal loan amount of RMB 5 million under the Original Agreement. Following friendly negotiations and based on the actual situation, both Parties hereby reach the following consensus:

a.

Party A transfers all rights and obligations legally enjoys under the Original Agreement to Party C. Upon the effectiveness of this Agreement, Party A will no longer enjoy any of the rights stipulated in the Original Agreement nor bear any of the obligations stipulated in the Original Agreement. Specifically, Party A does not need to pay any additional fees to Party C or Party B for the arrangement of transferring the rights and obligations of the Original Agreement under this Agreement.

b.

Party C agrees to assume all the rights and obligations that Party A legally enjoys under the Original Agreement. Upon the effectiveness of this Agreement, Party C will enjoy all the rights stipulated for Party A in the Original Agreement and will assume all the obligations stipulated for Party A in the Original Agreement.

c.	Party C agrees to continue to perform all the rights and obligations under the Original Agreement to Party B in accordance with the terms of the Original Agreement.

d.

For avoidance of doubt, upon the effectiveness of this Agreement, Article 4.2 of the Original Agreement refers solely to the Exclusive Option Agreement signed by Party C, Party B, and other relevant Parties on April 20, 2024.

e.

Party B agrees to the arrangements for the transfer of rights and obligations between Party B and Party C under this agreement, and as of the signing date of this Agreement, neither Party A nor Party B has encountered any disputes or controversies regarding the performance of the Original Agreement, and there are no existing overdue payments or other fees under the Original Agreement.

f.

Upon the effectiveness of this Agreement, it shall become an integral part of the Original Agreement and shall have the same legal effect as the Original Agreement. In the event of any conflict between this Agreement and the Original Agreement, this Agreement shall prevail.

g.	This Agreement is executed in triplicate with each party holding one copy, all of which have equal legal effect, and shall become effective from the date of signing and stamping by all three parties.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Tripartite Agreement on the Comprehensive Assignment of Rights and Obligations under the Loan Agreement]

Party A: He Xiaopeng

Signature: /s/ He Xiaopeng

Xia Heng

Signature: /s/ Xia Heng

Date: April 20, 2024

Party B: Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Zhao Dawu

Signature: /s/ Zhao Dawu

Date: April 20, 2024

Party C: Zhao Dawu

Signature: /s/ Zhao Dawu

Date: April 20, 2024